[LETTERHEAD OF RECONTA ERNST & YOUNG]

August 8, 1996

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read Item 4 of the Form 8-K dated August 7, 1996 of De Tomaso Industries Inc. and are in agreement with the statements contained in the second paragraph therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


                                                       /S/ Reconta Ernst & Young